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                                                                  Exhibit 10.162

                               SEVERANCE AGREEMENT


     THIS AGREEMENT, effective the 1st day of January, 2001, by and between Pharmaceutical Product Development, Inc. and its subsidiaries and affiliates (collectively, "PPD") and (see Exhibit A) ("Employee").

     WHEREAS, Employee is a valued employee of PPD and in order to induce Employee to remain in the employ of PPD, PPD desires to provide the severance benefits hereinafter described in the event of a "Change in Control", as hereinafter defined, of PPD.

     NOW, THEREFORE, it is agreed as follows:

     1.   Definitions

          1.01 "AFR" means the interest rate determined under Section 1274 of the Code.

          1.02 "Base Amount" shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

          1.03 "Change in Control" means (i) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), provided that such a Change in Control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of PPD representing 50% or more of the combined voting power of PPD's then outstanding securities; (ii) a sale of substantially all of the assets of PPD; or (iii) a liquidation of PPD.

          1.04 "Constructive Termination" means a termination of Employee's employment by PPD during the Covered Period initiated by Employee after (i) a substantial diminution or alteration in the duties of Employee, (ii) a reduction by PPD in Employee's base salary in effect on the date of the Change in Control, or (iii) the relocation of Employee's primary work location to a location that is more than twenty-five (25) miles from Employee's primary work location prior to the Change in Control. Constructive Termination specifically does not include termination of Employee by reason of death, Disability or retirement at or after age 65. Employee shall give PPD written notice of a Constructive Termination, which notice shall provide a brief description of the circumstances which Employee asserts gives rise to a right of Constructive Termination, and PPD shall have ten (10) days from receipt of said notice within which to remedy said circumstances.

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          1.05  "Covered Payment" means the amounts and benefits paid to
Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by PPD.

          1.06 "Covered Period" means the time period commencing on the date of and coincident with a Change of Control and ending one year thereafter.

          1.07 "Disability" means the inability of Employee to perform his assigned duties for PPD for a period of three (3) months due to Employee's physical or mental illness as determined by a reputable medical doctor.

          1.08 "Excess Parachute Payment" shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

          1.09 "Excise Tax" shall mean the tax imposed under Section 4999 of the Code on an Excess Parachute Payment.

          1.10 "Executive Consultant" shall mean the executive compensation or comparable consultant used from time to time by PPD in designing its compensation program for executive and senior management employees of PPD; provided, however, that in its sole discretion PPD may at any time designate its independent auditors as its Executive Consultant for the purpose of performing any calculations required under Section 2.05 of this Agreement.

          1.11 "Final Determination" means a final determination by a court of competent jurisdiction or a proceeding of the Internal Revenue Service or its successor agency.

          1.12 "First Period" means the twelve-month period ending on the Termination Date.

          1.13 "Internal Revenue Code" means the Internal Revenue Code of 1986 as heretofore or hereafter amended, and any successor code. References in this agreement to specific sections of the Code shall also include any successor sections.

          1.14 "Parachute Payments" shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

          1.15 "Payment Cap" means the maximum amount which may be paid to Employee under the terms of this Agreement without subjecting Employee to the Excise Tax.

          1.16 "Payment Date" means the date thirty (30) days following the Termination Date.

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          1.17  "Stock Awards" means Employee's outstanding awards of PPD non-qualified stock options or restricted stock as of the Termination Date.

          1.18 "Termination for Cause" means (i) an act or acts involving fraud, embezzlement or theft from PPD, (ii) Employee's willful and repeated failure to follow directions of the Board of Directors that continues for at least ten (10) days following written notice of the Board of Directors of such failure to follow directions, or (iii) termination for cause as defined in and made pursuant to a then effective employment agreement, if any, between Employee and PPD.

          1.19 "Termination Date" means the date on which Employee's employment is terminated such that Employee is entitled to the compensation and benefits provided for in Section 2 of this Agreement.

     2. Compensation Upon Change of Control. If during the Covered Period (i) PPD terminates Employee's employment for reason other than Termination for Cause or (ii) Employee's employment is terminated by reason of Constructive Termination, Employee shall be entitled to the following compensation and benefits:

          2.01 Base Salary and Bonus. PPD shall pay Employee an amount equal to (see Exhibit A) times the sum of Employee's (i) base salary for the First Period (determined as if Employee was employed for the entire First Period if employed for less than the First Period) and (ii) the greater of (x) Employee's target bonus under the PPD incentive cash bonus plan in which Employee is eligible to participate immediately prior to the Termination Date or (y) the average of the cash bonuses received in the First Period and in the twelve-month period immediately preceding the First Period, said amount to be paid on the Payment Date.

          2.02 Unpaid and Deferred Compensation. PPD shall pay Employee any bonus or deferred compensation (whether in the form of cash, stock or otherwise) accrued but unpaid as of the Termination Date, said sum to be paid on the Payment Date.

          2.03 Benefits. For a period of (see Exhibit A) after the Termination Date, PPD shall continue to pay for and provide welfare benefits which Employee was receiving immediately prior to the Termination Date, including life insurance, health, medical, dental, vision and wellness, accidental death and dismemberment and disability benefits; provided, however, that PPD's obligations under this clause shall terminate from the date that Employee first becomes eligible after the Termination Date for similar coverage under another employer's plan.

          2.04 Stock Awards. Notwithstanding anything to the contrary in any agreement for Stock Awards, (i) all unvested shares underlying Stock Awards granted more than six months prior to the Termination Date shall become fully vested as of the Termination Date, and (ii) Employee shall continue to be treated under each award

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agreement evidencing a Stock Award as if Employee was an employee of PPD until the first to occur of (x) the third anniversary of the Termination Date, or (y) the expiration of the exercise period provided for therein; provided, however, in the event of Employee's death or his disability (as disability is defined in the award agreement) after the Termination Date, the time for exercise after death or such disability prescribed in the award agreement shall apply. The provisions of this Section 2.04 shall also apply to any and all substitute awards for nonqualified stock options and restricted stock granted to Employee in exchange for Stock Awards to which this section applies.

          2.05  Limitation on Payments.

                a. Application of Section 2.05. If a Covered Payment hereunder would be an Excess Parachute Payment and would thereby subject Employee to the Excise Tax, the provisions of this Section 2.05 shall apply to determine the amounts payable to Employee pursuant to this Agreement.

                b. Calculation of Benefits. At least fifteen (15) days prior to the Payment Date, PPD shall notify Employee of the aggregate present value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with PPD as of the Termination Date, together with the projected maximum payments, determined as of such Date of Termination, that could be paid without Employee being subject to the Excise Tax.

                c. Imposition of Payment Cap. If (i) the aggregate value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with PPD exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax and (ii) Employee would receive a greater net after-tax amount (taking into account all applicable taxes payable by Employee, including an Excise Tax) by applying the limitation contained in this Section 2.05(c), then the amounts otherwise payable to Employee under this Section 2 shall be reduced to an amount equal to the Payment Cap. If Employee receives reduced payments and benefits hereunder, Employee shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that Employee will receive in connection with the application of the Payment Cap.

                d. Application of Code Section 280G. The Executive Consultant shall determine whether any part of the Covered Payment will be subject to the Excise Tax and the amount of such Excise Tax. For purposes of such determination, the Executive Consultant shall take into consideration and be guided by the following:

                     (i) such Covered Payment will be treated as Parachute Payments and all Parachute Payments in excess of the Base Amount shall be treated as subject to the Excise Tax, unless and except to the extent that in the good faith judgment of the Executive Consultant, PPD has a reasonable basis to conclude that such Covered Payment, in whole or in part, either do not constitute Parachute Payments or represent

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reasonable compensation for personal services actually rendered (within the meaning of Section 280G of the Code) in excess of the Base Amount, or such Parachute Payments are otherwise not subject to the Excise Tax, and

                   (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Executive Consultant in accordance with the principles of Section 280G of the Code.

              (e) Applicable Tax Rates. For purposes of determining whether Employee would receive a greater net after-tax benefit if the amounts payable under this Agreement are reduced in accordance with Section 2.05(c), Employee shall be deemed to pay:

                   (i) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

                   (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

provided, however, that Employee may request that such determination be made based on Employee's individual tax circumstances, which shall govern such determination so long as Employee provides to the Executive Consultant such information and documents as the Executive Consultant shall reasonably request to determine such individual circumstances.

              (f)  Adjustments in Respect to Payment Cap.

                   (i)  If Employee receives reduced payments and benefits under
Section 2.05 or if Section 2.05 is determined not to be applicable to Employee because the Executive Consultant concludes that Employee is not subject to any Excise Tax, and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and PPD in applying the terms of this Agreement, the aggregate Parachute Payments paid to Employee or for Employee's benefit are in an amount that would result in Employee being subject to an Excise Tax and Employee would still be subject to the Payment Cap under the provisions of Section 2.05(c), then the amount in excess of the Payment Cap shall be deemed for all purposes to be a loan to Employee made on the date of the receipt of such excess payment, which Employee shall have an obligation to repay to PPD on demand, together with interest at the AFR, from the date of the payment hereunder to the date of repayment by Employee.

                   (ii) If Section 2.05 is not applied to reduce Employee's entitlements under this Section 2 because the Executive Consultant determines that

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Employee would not receive a greater net after-tax benefit by applying Section
2.05 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and PPD in applying the terms of this Agreement, Employee would have received a greater net after-tax benefit by subjecting Employee's payments and benefits hereunder to the Payment Cap, then the aggregate Parachute Payments paid to Employee or for Employee's benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Employee made on the date of receipt of such excess payments, which Employee shall have an obligation to repay to PPD on demand, together with interest at the AFR, from the date of payment hereunder to the date of repayment by Employee.

                   (iii) If Employee receives reduced payments and benefits by reason of this Section 2.05 and it is established pursuant to a Final Determination that Employee could have received a greater amount without exceeding the Payment Cap, then PPD shall promptly thereafter pay Employee the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the AFR, from the original payment due date to the date of actual payment by PPD.

         3.       Miscellaneous.

                  3.01 Successor-in-Interest. PPD will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PPD, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PPD would be required to perform it if no succession had taken place.

                  3.02 Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees.

                  3.03 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be given (i) by certified mail, return receipt requested, postage prepaid, (ii) by personal delivery or (iii) by recognized overnight carrier, and shall be deemed received when actually received. Notices shall be addressed as follows:

                  If to PPD:       Pharmaceutical Product Development, Inc.
                                   3151 South 17/th/ Street
                                   Wilmington, North Carolina 28412
                                   Attention:  Chief Executive Officer

                  If to Employee:  ________________________________________

                                   ________________________________________

                                   ________________________________________

                                   ________________________________________

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Either party hereto may change the notice address by giving notice thereof in the manner provided for herein.

                  3.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision or condition of this Agreement to be performed by such other party shall be deemed a subsequent waiver of the same or similar provisions or conditions.

                  3.05 Entire Agreement. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement, and this Agreement supersedes and replaces in its entirety all prior agreements and representations, expressed, implied, oral or otherwise, made by PPD to or with Employee, including but not limited to that certain Severance Agreement dated _______________ between PPD and Employee.

                  3.06 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of North Carolina.

                  3.07 Unenforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  3.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  3.09 Headings. Headings used in this Agreement are for convenience only and shall not be used to construe or interpret this Agreement.

                  3.10 Enforcement by Employee. All legal expenses incurred by Employee in the successful enforcement of any of the terms of this Agreement shall be paid by PPD.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first hereinabove set forth.

Pharmaceutical Product Development, Inc.             Employee

By: _________________________________                ________________________
Name:                                                Name:
Title:

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                                    Exhibit A


                                               Section 2.01 Base Salary &
     Employee                                       Bonus Multiplier

Fredric N. Eshelman                                       three
Fred B. Davenport, Jr.                               two and one-half
Paul S. Covington                                    two and one-half
Patrick C. O'Connor                                       one
David R. Williams                                         one
Linda Baddour                                             one
Brainard Judd Hartman                                     one
W. Richard Staub                                          one
Kim V. Greene                                             one

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